EXHIBIT 10.29
EXECUTION COPY
AMENDMENT NO. 3
Dated as of December 22, 2021
to
CREDIT AGREEMENT
Dated as of August 14, 2019
THIS AMENDMENT NO. 3 (this “Amendment”) is made as of December 22, 2021 by and among Booking Holdings Inc., a Delaware corporation (the “Company”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), under that certain Credit Agreement dated as of August 14, 2019 by and among the Company, the Dutch Borrower from time to time party thereto, the Lenders and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.
WHEREAS, the Company and the Administrative Agent have determined that one or more of the circumstances described in Section 2.14(b) of the Credit Agreement have arisen;
WHEREAS, (i) pursuant to the terms of Section 2.14(b) of the Credit Agreement, the Company and the Administrative Agent have agreed to amend the Credit Agreement to establish an alternate rate of interest to the Eurocurrency Rate for Euro that gives due consideration to the currently prevailing market convention for determining a rate of interest for Euro for syndicated loans in the United States currently, and to make such other related changes as may be applicable and (ii) the Company, the Administrative Agent and each of the Lenders have agreed to amend the Credit Agreement to establish an alternate rate of interest to the Eurocurrency Rate for Pounds Sterling, and to make such other related changes as may be applicable, in each case, all on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Administrative Agent and, as applicable, the Lenders hereby agree to enter into this Amendment.
1.Amendments to the Credit Agreement.
(a)Initial Amendments to the Credit Agreement. Effective as of 12:00 a.m., New York time, on January 1, 2022 (the “Credit Agreement Modification Time”) (following the date of satisfaction of the conditions precedent set forth in Section 2(a) below), the parties hereto agree that the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto (such amendments, the “Initial Amendments”). It is understood and agreed that the amendments described in this Section 1(a) shall, subject in all respects to Section 2(c) below, occur at the Credit Agreement Modification Time and not at the Initial Amendments Effective Time.
(b)Subsequent Amendments to the Credit Agreement. Effective as of the satisfaction of the conditions precedent set forth in Section 2(b) below, subject in all respects to Section 2(c) below, the parties hereto agree that the Credit Agreement (as amended by the Initial Amendments) shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as

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the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex B hereto (such amendments, the “Subsequent Amendments”).
2.Conditions of Effectiveness.
(a)Conditions of Effectiveness of Initial Amendments. The effectiveness of this Amendment in respect of the Initial Amendments (which shall occur at 12:00 a.m., New York City time, on December 31, 2021 (the “Initial Amendments Effective Time”), unless the Administrative Agent shall have received prior to 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date of this Amendment written notice of objection to this Amendment from Lenders comprising the Required Lenders) is subject to the conditions precedent that the Administrative Agent shall have received (i) counterparts of this Amendment duly executed by the Company and the Administrative Agent and (ii) to the extent invoiced at least two (2) Business Days prior to the Initial Amendments Effective Time, payment and/or reimbursement of the Administrative Agent’s and its affiliates’ reasonable and documented out-of-pocket expenses (including, to the extent invoiced, reasonable and documented fees and expenses of counsel for the Administrative Agent) in connection with the Loan Documents.
(b)Conditions of Effectiveness of Subsequent Amendments. The effectiveness of this Amendment in respect of the Subsequent Amendments is subject to the condition precedent that (i) the Administrative Agent shall have received counterparts of this Amendment duly executed by the Company, each of the Lenders and the Administrative Agent and (ii) the Credit Agreement Modification Time shall have occurred.
(c)Timing of Effectiveness of Initial Amendments and Subsequent Amendments. To the extent that the Administrative Agent receives counterparts of this Amendment duly executed by the Company, each of the Lenders and the Administrative Agent at or prior to the Credit Agreement Modification Time and the conditions of effectiveness set forth in Section 2(a) and Section 2(b) are satisfied at the same time, it is understood and agreed that the Credit Agreement will be first amended by the Initial Amendments at the Credit Agreement Modification Time and the Credit Agreement (as amended by the Initial Amendments) shall be amended immediately thereafter by the Subsequent Amendments.
3.Representations and Warranties of the Company. The Company hereby represents and warrants as follows:
(a)This Amendment and the Credit Agreement as modified hereby constitute legal, valid and binding obligations of the Company and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)As of the date hereof and after giving effect to the terms of this Amendment, (i) no Default has occurred and is continuing and (ii) the representations and warranties of the Company set forth in Article III of the Credit Agreement, as amended hereby, are true and correct (other than the representations and warranties in Sections 3.04(b) and 3.06(b) of the Credit Agreement) in all material respects (except to the extent that any representation and warranty that is qualified by materiality is true and correct in all respects).
4.Reference to and Effect on the Credit Agreement.
(a)Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.
(b)Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

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(c)The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.
(d)This Amendment is a Loan Document under (and as defined in) the Credit Agreement.
5.Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
6.Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
7.Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BOOKING HOLDINGS INC.,
as the Company

By: /s/ Douglas Tropp
Name: Douglas Tropp
Title: SVP & Treasurer

Signature Page to Amendment No. 3 to
Credit Agreement dated as of August 14, 2019
Booking Holdings Inc.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By: /s/ Roger J. Fleischmann Jr.
Name: Roger J. Fleischmann Jr.
Title: Managing Director

Signature Page to Amendment No. 3 to
Credit Agreement dated as of August 14, 2019
Booking Holdings Inc.

BANK OF AMERICA, N.A.,
as a Lender

By: /s/ Eric Ridgway
Name: Eric Ridgway
Title: Director

Signature Page to Amendment No. 3 to
Credit Agreement dated as of August 14, 2019
Booking Holdings Inc.

CITIBANK, N.A.,
as a Lender

By: /s/ Javier Escobar
Name: Javier Escobar
Title: Managing Director & Vice President

Signature Page to Amendment No. 3 to
Credit Agreement dated as of August 14, 2019
Booking Holdings Inc.

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By: /s/ Annie Chung
Name: Annie Chung
Title: Director

By: /s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

Signature Page to Amendment No. 3 to
Credit Agreement dated as of August 14, 2019
Booking Holdings Inc.

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Steven L Sawyer
Name: Steven L Sawyer
Title: Senior Vice President

Signature Page to Amendment No. 3 to
Credit Agreement dated as of August 14, 2019
Booking Holdings Inc.

BNP PARIBAS,
as a Lender

By: /s/ Barbara Nash
Name: Barbara Nash
Title: Managing Director

By: /s/ Maria Mulic
Name: Maria Mulic
Title: Managing Director

Signature Page to Amendment No. 3 to
Credit Agreement dated as of August 14, 2019
Booking Holdings Inc.

TD BANK, N.A.,
as a Lender

By: /s/ Steve Levi
Name: Steve Levi
Title: Senior Vice President

Signature Page to Amendment No. 3 to
Credit Agreement dated as of August 14, 2019
Booking Holdings Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Evan Waschitz
Name: Evan Waschitz
Title: Director

Signature Page to Amendment No. 3 to
Credit Agreement dated as of August 14, 2019
Booking Holdings Inc.

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By: /s/ James Smith
Name: James Smith
Title: Vice President

Signature Page to Amendment No. 3 to
Credit Agreement dated as of August 14, 2019
Booking Holdings Inc.

GOLDMAN SACHS BANK USA,
as a Lender

By: /s/ Dan Martis
Name: Dan Martis
Title: Authorized Signatory

Signature Page to Amendment No. 3 to
Credit Agreement dated as of August 14, 2019
Booking Holdings Inc.

STANDARD CHARTERED BANK,
as a Lender

By: /s/ Kristopher Tracy
Name: Kristopher Tracy
Title: Director - Financing Solutions

Signature Page to Amendment No. 3 to
Credit Agreement dated as of August 14, 2019
Booking Holdings Inc.

MIZUHO BANK, LTD.,
as a Lender

By: /s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

Signature Page to Amendment No. 3 to
Credit Agreement dated as of August 14, 2019
Booking Holdings Inc.

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH,
as a Lender

By: /s/ Yu Wang
Name: Yu Wang
Title: Director

By: /s/ Yuanyuan Peng
Name: Yuanyuan Peng
Title: Executive Director

Signature Page to Amendment No. 3 to
Credit Agreement dated as of August 14, 2019
Booking Holdings Inc.

ANNEX A

Attached

This CREDIT AGREEMENT (“Agreement”) is entered into as of August 14, 2019 among BOOKING HOLDINGS INC., a Delaware corporation (the “Company”), BOOKING.COM B.V., a private limited liability company incorporated under the laws of the Netherlands, with its statutory seat at Amsterdam, the Netherlands (the “Dutch Subsidiary”) to the extent it becomes a party hereto pursuant to Section 2.24, the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, with BANK OF AMERICA, N.A., as Syndication Agent, each of JPMORGAN CHASE BANK, N.A., BofA SECURITIES, INC., BNP PARIBAS SECURITIES CORP., CITIBANK, N.A., DEUTSCHE BANK SECURITIES INC., TD SECURITIES (USA) LLC, U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO SECURITIES, LLC, as Joint Bookrunners and Joint Lead Arrangers and each of BNP PARIBAS, CITIBANK, N.A., DEUTSCHE BANK SECURITIES INC., TD BANK, N.A., U.S. BANK NATIONAL ASSOCIATION, WELLS FARGO BANK, NATIONAL ASSOCIATION, GOLDMAN SACHS BANK USA, HSBC BANK USA, NATIONAL ASSOCIATION, INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, MIZUHO BANK, LTD. and STANDARD CHARTERED BANK as Co-Documentation Agents.

The Company has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2020 Convertible Notes” means the Company’s 0.35% Convertible Senior Notes issued pursuant to the 2020 Convertible Notes Indenture and due June 15, 2020.

“2020 Convertible Notes Indenture” means that certain Indenture, dated as of June 4, 2013, by and among the Company and American Stock Transfer & Trust Company, LLC, as trustee.

“2020 Convertible Notes Payment Event” means the aggregate principal amount of indebtedness outstanding under the 2020 Convertible Notes shall have been satisfied, discharged and paid in full in accordance with the terms of the 2020 Convertible Notes Indenture.

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Base Rate.

“Acquisition” means any acquisition of property or series of related acquisitions of property that constitutes (a) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (b) all or substantially all of the common stock or other Equity Interests of a Person.

“Adjusted ~~Eurocurrency~~EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, an interest rate per annum equal to (a) the ~~Eurocurrency~~EURIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Dollars or Pounds Sterling for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” of the Administrative Agent means, for any currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as of any determination, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified as of such determination.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $2,000,000,000.

“Agreed Currencies” means Dollars and each Alternative Currency.

“Agreement” means this Credit Agreement.

“Alternative Currency” means (i) Euro, (ii) Pounds Sterling and (iii) any other currency (other than Dollars) that is approved in accordance with Section 1.07.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Banks, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Amendment No. 1 Effective Date” means April 7, 2020.         “Amendment No. 2 Effective Date” means October 28, 2020.
“Amsterdam Campus” means the office building under construction in Amsterdam, the Netherlands, and currently designated as the future headquarters of Booking.com.

“Amsterdam Campus Disposition” means any sale, disposition or other transfer of the Amsterdam Campus.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitment represented by such Lender’s Commitment subject to adjustment as provided in Section 2.23. If the commitment of each Lender to make Loans and the obligation of the Issuing Banks to make LC Credit Extensions have been terminated or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be

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determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and, subject to Section 2.23, to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan, or any ABR Revolving Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, “Eurocurrency Spread” or “ABR Spread”, as the case may be, based upon the Category applicable on such date:

Pricing Category	Commitment Fee Rate	Eurocurrency Spread	ABR Spread
Category I:	0.070%	0.875%	0%
Category II:	0.090%	1.000%	0%
Category III:	0.110%	1.125%	0.125%
Category IV:	0.125%	1.250%	0.250%
Category V:	0.150%	1.375%	0.375%
Category VI:	0.200%	1.500%	0.500%

For purposes of the foregoing,

(a)(i) Category I, Ratings Level A and Leverage Level 1 are equivalent and correspond to each other, and they are the highest levels for purposes of the Applicable Rate, (ii) Category II, Ratings Level B and Leverage Level 2 are equivalent and correspond to each other, and they are the second highest levels for purposes of the Applicable Rate, (iii) Category III, Ratings Level C and Leverage Level 3 are equivalent and correspond to each other, and they are the third highest levels for purposes of the Applicable Rate, (iv) Category IV, Ratings Level D and Leverage Level 4 are equivalent and correspond to each other, and they are the fourth highest levels for purposes of the Applicable Rate, (v) Category V, Ratings Level E and Leverage Level 5 are equivalent and correspond to each other, and they are the fifth highest levels for purposes of the Applicable Rate and (vi) Category VI, Ratings Level F and Leverage Level 6 are equivalent and correspond to each other, and they are the lowest levels for purposes of the Applicable Rate;

(b)at any time of determination, the Category shall be determined by reference to the higher of the Leverage Level and the Ratings Level then in effect; provided that, solely to the extent the Ratings Level is two or more levels below the Leverage Level, the Pricing Level shall be a single level above the Ratings Level;

(c)if at any time the Company fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category VI shall be deemed applicable for the period commencing three (3) Business Days after such required date of delivery and ending on the date which is three (3) Business Days after such Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(d)except as provided below, adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply

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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted ~~Eurocurrency~~LIBO Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted ~~Eurocurrency~~LIBO Rate for any day shall be based on the ~~Eurocurrency~~LIBO Screen Rate (or if the ~~Eurocurrency~~LIBO Screen Rate is not available for such one month Interest Period, the LIBO Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted ~~Eurocurrency~~LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted ~~Eurocurrency~~LIBO Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

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“Borrower” means the Company or the Dutch Borrower and “Borrowers” means, collectively, the Company and the Dutch Borrower.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request for a Borrowing, pursuant to Section 2.03 or 2.05, which shall be substantially in the form of Exhibit F-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower and in accordance with Section 2.03.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit G-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit G-2.

“Business Day” means any day ~~that is not~~(other than a Saturday, or a Sunday ~~or other day~~) on which ~~commercial~~ banks are open for business in New York City ~~are authorized or required by law to remain closed~~; provided that, ~~when used in connection with a Eurocurrency Loan, the term~~ “Business Day” ~~shall also exclude any day~~means (i) in relation to the calculation or computation of LIBOR, any day (other than a Saturday or a Sunday) on which banks are ~~not~~ open for ~~dealings in Dollars or the relevant Alternative Currency in the London interbank market or the principal financial center of the country in which payment or purchase of Dollars or such Alternative Currency can be made (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are~~business in London and (ii) in relation to Loans denominated in Euro~~, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro)~~ and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) during any period of 12 consecutive months, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (d) to the extent the Dutch Subsidiary becomes a Borrower hereunder, the Company ceases to own, directly or indirectly,

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a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure by the Company or any ERISA Affiliate to meet the minimum funding requirements of Sections 412 and 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan contributed to by the Company or an ERISA Affiliate is insolvent, within the meaning of Title IV of ERISA.

“EU” means the European Union.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Euro and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBO Screen Rate for the longest period (for which the EURIBO Screen Rate is available for Euro) that is shorter than the Impacted EURIBO Rate Interest Period; and (b) the EURIBO Screen Rate for the shortest period (for which the EURIBO Screen Rate is available for Euro) that exceeds the Impacted EURIBO Rate Interest Period, in each case, at such time; provided that, if any EURIBO Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

~~“Euro” and/or “EUR” means the single currency of the participating member states~~
~~of the EU.~~

~~“Eurocurrency”, when used in reference to a currency means an Alternative Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the~~

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~~Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted Eurocurrency Rate.~~

“~~Eurocurrency~~EURIBO Rate” means, with respect to any ~~Credit Extension~~Eurocurrency Borrowing denominated in ~~a LIBOR Quoted Currency~~Euro and for any Interest Period, the ~~Eurocurrency~~EURIBO Screen Rate at approximately 11:00 a.m., ~~London time, on the Quotation Day for such LIBOR Quoted Currency~~Brussels time, two (2) TARGET Days prior to the commencement of such Interest Period; provided that if the ~~Eurocurrency~~EURIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBO Rate Interest Period”) with respect to ~~such LIBOR Quoted Currency~~Euro then the ~~Eurocurrency~~EURIBO Rate shall be the EURIBO Interpolated Rate.

“~~Eurocurrency~~EURIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in ~~any LIBOR Quoted Currency~~Euro and for any Interest Period, the ~~London~~euro interbank offered rate as administered by ~~ICE Benchmark Administration~~the European Money Markets Institute (or any other Person that takes over the administration of such rate) for ~~such LIBOR Quoted Currency for a period equal in length to such Interest Period as~~Euro for the relevant period displayed on ~~such day and time on pages LIBOR01 or LIBOR02~~page EURIBOR01 of the Reuters screen ~~that displays such rate (or, in the event such rate does not appear on a~~(or any replacement Reuters page ~~or screen, on any successor or substitute page on such screen that~~which displays ~~such~~that rate,) or on the appropriate page of such other information service ~~that~~which publishes ~~such~~that rate from time to time ~~as selected by~~in place of Reuters. If such page or service ceases to be available, the Administrative Agent ~~in its reasonable discretion); provided that if the Eurocurrency~~may specify another page or service displaying the relevant rate after consultation with the Company. If the EURIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“EURIBOR” has the meaning assigned to such term in Section 1.05.

“Euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency”, when used in reference to a currency means an Alternative Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate or the Adjusted EURIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” for a currency means the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, by using the rate of exchange for the purchase of such currency with another currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of such currency with such other currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount such currency as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion); provided that the applicable Issuing Bank may obtain such rate of exchange from another financial institution designated by the applicable Issuing Bank if the Person acting in such capacity does

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not have as of the date of determination a rate of exchange for any such currency; and provided further that the Issuing Banks may use such rate of exchange quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) Taxes imposed on (or measured by) its net income and branch profits Taxes in each case, (i) imposed by any jurisdiction as a result of such Lender, Administrative Agent, Issuing Bank or other Recipient, as the case may be, being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the applicable Borrower is located or the Administrative Agent, any Lender, the Issuing Bank or any other Recipient, as the case may be, has a present or former connection, (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by any Borrower under Section 2.19(b)), any U.S. withholding Tax that is imposed on amounts payable to such Non-U.S. Lender resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.17(e), in each case, except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding Tax pursuant to Section 2.17, (d) any withholding Tax that is imposed on amounts payable to a Lender by the Dutch Borrower resulting from any law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.17 and (e) all withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated June 19, 2015 among the Company, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.06(a).

“Existing Maturity Date” has the meaning assigned to such term in Section 2.25.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” has the meaning assigned to such term in Section 1.05.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

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“FRB” means the Board of Governors of the Federal Reserve System of the United States
of America.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Banks, such Defaulting Lender’s Applicable Percentage of the outstanding amount of all outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other non-Defaulting Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other non-Defaulting Lenders in accordance with the terms hereof.

“FSA” means the Dutch Financial Supervision Act (Wet op het financieel toezicht), as amended from time to time.

“Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States. “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“~~IBA~~Impacted EURIBO Interest Period” has the meaning assigned to such term in ~~Section 1.05~~the definition of “EURIBO Rate”.

“Impacted LIBO Interest Period” has the meaning assigned to such term in the definition of “~~Eurocurrency~~LIBO Rate”.

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“Interest Period” means as to each Eurocurrency Loan, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date one, ~~two,~~ three or six months thereafter, as selected by the Company in its Borrowing Request, or such other period that is twelve months or less requested by the Company and consented to by all the Lenders (subject to availability); provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period pertaining to a Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)no Interest Period shall extend beyond the Maturity Date.

~~“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurocurrency Screen Rate for the longest period (for which the Eurocurrency Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the Eurocurrency Screen Rate for the shortest period (for which the Eurocurrency Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.~~

“IRS” means the United States Internal Revenue Service.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit application, and any other document, agreement and instrument entered into by the Issuing Bank and either Borrower or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Banks” means JPMorgan Chase Bank, N.A., Bank of America, N.A., BNP Paribas, Citibank, N.A., Deutsche Bank AG New York Branch, TD Bank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association, each in their capacity as the issuers of Letters of Credit hereunder, and their successors in such capacity as provided in Section 2.06(j). The Issuing Banks may, in their discretion, arrange for one or more Letters of Credit to be issued by their respective Affiliates, in which case the term “Issuing Banks” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto, and, further, references herein to “the Issuing Bank” shall be deemed to refer to each of the Issuing Banks or the relevant Issuing Bank, as the context requires.

“Joint Lead Arranger” means each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., BNP Paribas Securities Corp., Citibank, N.A., Deutsche Bank Securities Inc., TD Securities (USA) LLC, U.S. Bank National Association and Wells Fargo Securities, LLC in its capacity as a joint bookrunner and a joint lead arranger hereunder.

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Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.06(b). “Leverage Ratio” has the meaning assigned to such term in Section 6.03(a).

~~“LIBOR Quoted Currency” means each of the following currencies: Dollars; Euro; Sterling; Yen; and Swiss Francs; in each case as long as there is a published LIBOR rate with respect thereto.~~

“LIBO Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Dollars or Pounds Sterling, as applicable and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for such currency) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for such currency) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Dollars or Pounds Sterling, as applicable, and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, on the Quotation Day for such currency and Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”) with respect to such currency then the LIBO Rate shall be the LIBO Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in Dollars or Pounds Sterling, as applicable, and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBOR” has the meaning assigned to such term in Section 1.05.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

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“Liquidity” means, at any time, the sum of (i) the aggregate amount of unrestricted cash, cash equivalents and short-term investments maintained by the Company and its Subsidiaries at such time plus (ii) the amount (if positive) by which the Aggregate Commitment exceeds the sum of the aggregate outstanding amount of Revolving Loans and LC Exposure at such time.

“Loan Documents” means this Agreement, any Note issued pursuant to Section 2.10(e) of this Agreement, any Letter of Credit applications and, after the execution and delivery thereof, the Borrowing Subsidiary Agreement and the Borrowing Subsidiary Termination and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Borrower, or any employee of any Borrower, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this
Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean (a) London, England time with respect to any Foreign Currency (other than Euro) and (b) Brussels, Belgium time with respect to Euro, in each case of the foregoing clauses (a) and (b) unless otherwise notified by the Administrative Agent).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Company and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent, the Issuing Banks and the Lenders thereunder.

“Material Domestic Subsidiary” means each Domestic Subsidiary (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than five percent (5%) of the Company’s Consolidated EBITDA for such period or (ii) which contributed greater than five percent (5%) of the Company’s Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of the EBITDA or consolidated total assets of all Domestic Subsidiaries that are not Material Domestic Subsidiaries exceeds fifteen percent (15%) of the Company’s Consolidated EBITDA for any such period or fifteen percent (15%) of the Company’s Consolidated Total Assets as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries.

“Material Indebtedness” means funded Indebtedness (other than the Loans and Letters of Credit or Intercompany Indebtedness), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding
$300,000,000.    For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the

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“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 5.01.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.20.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling, the first day of such Interest Period, and (ii~~) if the currency is Euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii~~) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurocurrency Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Recipient” means the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder.

“Register” has the meaning set forth in Section 9.04.

“Regulation S-X” means Regulation S-X promulgated pursuant to the Securities Act (as such regulation is in effect on the Effective Date).

“Related Parties” means, with respect to any specified Person, such Person’s subsidiaries, directors, officers, employees, agents or controlling person of such Person.

“Relevant Rate” means (i) with respect to any Eurocurrency Borrowing denominated in Dollars or Pounds Sterling, the LIBO Rate or (ii) with respect to any Eurocurrency Borrowing denominated in Euro, the EURIBO Rate, as applicable.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another non-Defaulting Lender shall be deemed to be held by the Lender that is the Swingline Lender or Issuing Banks, as the case may be, in making such determination.
“Reuters” means Thomson Reuters Corp., Refinitiv or any successor thereto.

“Responsible Officer” means (a) the chief executive officer, president, chief financial officer, general counsel, any executive vice president, treasurer, assistant treasurer or controller of a Borrower, (b) solely for purposes of the delivery of incumbency certificates pursuant to Article IV or notices pursuant to Article II, the secretary or any assistant secretary of a Borrower, and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer

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indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Swingline Request” means a request of a Swingline Loan pursuant to Section 2.05(b), which shall be substantially in the form of Exhibit F-2 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower and in accordance with Section 2.05.

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer ~~(TARGET2)~~ payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

~~“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in Euro.~~

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other Credit Extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted ~~Eurocurrency~~LIBO Rate, the Adjusted EURIBO Rate or the Base Rate.

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(other than Section 5.01) GAAP shall be determined without giving effect to any change thereto occurring after December 31, 2018 as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease or similar agreement as a capital lease where such lease or similar agreement was not required to be so treated under GAAP as in effect on December 31, 2018 (any such change being referred to herein as a “Lease Accounting GAAP Change”); provided, further, that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of financial covenant, amounts and ratios referred to herein shall be calculated (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05.    Interest    Rates;    LIBOR Notification.    The interest rate on ~~Eurocurrency Loans is determined by reference to the Eurocurrency Rate, which is derived from the London interbank offered rate.~~a Loan denominated in an Agreed Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. ~~In July 2017~~On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that~~, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public~~: (a) immediately after December 31, 2021, publication of all seven Euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen

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LIBOR settings and the 1-month, 3-month and 6-month Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored.    There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of ~~the London interbank offered rate.~~LIBOR. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.14(b) of this Agreement, such Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Company, pursuant to Section 2.14, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to ~~the London interbank offered rate~~LIBOR, EURIBOR or other rates in the definition of “~~Eurocurrency~~LIBO Rate” (or “EURIBO Rate”, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof, (including, without limitation, any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.14(b), will be similar to, or produce the same value or economic equivalence of, the ~~Eurocurrency~~LIBO Rate (or the EURIBO Rate, as applicable) or have the same volume or liquidity as did LIBOR (or the ~~London~~euro interbank offered rate (“EURIBOR”), as applicable) prior to its discontinuance or unavailability. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any rate with respect to any Eurocurrency Loan, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06. Currency Equivalents Generally. For the purposes of determining compliance with Section 6.01 with respect to any amount of Indebtedness or investment in Euro, Pounds Sterling, Japanese Yen and any other hard currency (other than Dollars) which is freely traded and convertible into Dollars in the London interbank market and for which the Dollar Equivalent thereof can be readily calculated, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or investment is incurred.

SECTION 1.07.    Additional Alternative Currencies.

(a)The Company may from time to time request that Eurocurrency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Loans, such request shall be subject to the approval of

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reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.09. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.10. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.11. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing to any Swingline Loans outstanding pursuant to Section 2.10(a)) in (a) subject to Sections 2.04 and 2.11(b), the Dollar Equivalent of such Lender’s Revolving Credit Exposure exceeding the Dollar Equivalent of such Lender’s Commitment, (b) subject to Sections 2.04 and 2.11(b), the sum of the total Dollar Equivalent of the Revolving Credit Exposures exceeding the Aggregate Commitment or (c) subject to Sections 2.04 and 2.11(b), the Dollar Equivalent of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow under this Section 2.01, prepay under Section 2.11, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurocurrency Loans, as further provided herein.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several as set forth in Section 2.27. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(a)Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans, in each case of the same Agreed Currency, as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in

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Dollars. Each Swingline Loan shall be an ABR Loan. Subject to the provisions of Section 2.19(a), each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(b)At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency 5,000,000 units of such currency). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurocurrency Revolving Borrowings outstanding.

(c)Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)The initial borrowing from any Lender to the Dutch Borrower shall be at least
€50,000 (or its equivalent in another currency) or any other amount that will from time to time be applicable under Section 3(2) under a and/or b of the Dutch Decree on Definitions Wft (Besluit definitiebepalingen Wft), or, if it is less, that Lender shall confirm in writing to the Dutch Borrower that it is a professional market party within the meaning of the FSA.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) (a) (i) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 12:00 noon, New York City time, three (3) Business Days and (ii) in the case of a Eurocurrency Borrowing denominated in ~~a Foreign Currency~~Euro or Pounds Sterling, not later than 12:00 noon, New York City time, four (4) Business Days, in each case before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the name of the applicable Borrower;

(ii)the aggregate amount of the requested Borrowing;

(iii)the date of such Borrowing, which shall be a Business Day;

(iv)whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

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(v)in the case of a Eurocurrency Borrowing, the currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.    Determination of Dollar Equivalents.

(a)The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Exchange Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and outstanding amount of all outstanding LC Obligations denominated in Alternative Currencies. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating the financial covenant hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Dollar Equivalent (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

~~(c)        The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” to the extent derived from the rates published on the applicable Bloomberg screen page or with respect to any successor rate thereto.~~

SECTION 2.05.    Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000, (ii) the Swingline Lender’s Revolving Credit Exposure exceeding its Commitment or (iii) the Dollar Equivalent of the Total Credit Exposure exceeding the Aggregate Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to

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(ii)in the case of a Borrowing denominated in ~~a Foreign Currency~~Euro or Pounds Sterling, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Alternative Currency with an Interest Period of one month unless (x) such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11 or (y) the applicable Borrower shall have given the Administrative Agent an Interest Election Request requesting that, at the end of such Interest Period, such Eurocurrency Borrowing continue as a Eurocurrency Borrowing for the same or another Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Revolving Borrowing in ~~a Foreign Currency~~Euro or Pounds Sterling shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.09.    Termination and Reduction of Commitments.

(a)Unless previously terminated, the Commitments shall terminate on the Maturity
Date.

(b)The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Equivalent of the sum of the Revolving Credit Exposures would exceed the Aggregate Commitment.

(c)The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section not later than 11:00 a.m. three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent.    Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10.    Repayment of Loans; Evidence of Debt.

(a)Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan and (ii) in the case of the Company, to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three (3) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Company

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shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Alternative Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender, any Issuing Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)Any Lender may request that Loans made by it to any Borrower be evidenced by a Note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a Note. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Note in such form payable to the payee and its registered assigns.

SECTION 2.11.    Prepayment of Loans.

(a)    Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice (by facsimile or other electronic means (e.g. “pdf” or “tif”)) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., ~~Local~~New York City Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.    Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

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shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in Dollars in the Dollar Equivalent thereof.

(c)The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13.    Interest.

(a)The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Base Rate plus the Applicable Rate.

(b)The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted ~~Eurocurrency~~LIBO Rate or the Adjusted EURIBO Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand,
(ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)~~All interest~~Interest computed by reference to the LIBO Rate (other than with respect to Borrowings denominated in Pounds Sterling) or the EURIBO Rate hereunder shall be computed on the basis of a year of 360 days~~, except that interest (i)~~. Interest computed by reference to the LIBO Rate with respect to Pounds Sterling or the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) ~~and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in~~. In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Base Rate, Adjusted ~~Eurocurrency Rate or Eurocurrency~~LIBO Rate,

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LIBO Rate, Adjusted EURIBO Rate or EURIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)Interest in respect of Loans denominated in Dollars shall be paid in Dollars, and interest in respect of Loans denominated in a Foreign Currency shall be paid in such Foreign Currency.

SECTION 2.14.    Inability to Determine Rates.

(a)If ~~prior to the commencement of any Interest Period for a Eurocurrency~~
~~Borrowing~~:

(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) prior to the commencement of any Interest Period for a Eurocurrency Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted ~~Eurocurrency~~LIBO Rate, the LIBO Rate, the Adjusted EURIBO Rate or the ~~Eurocurrency~~EURIBO Rate, as applicable (including because the ~~Eurocurrency~~LIBO Screen Rate or the EURIBO Screen Rate, as applicable, is not available or published on a current basis), for the applicable currency and such Interest Period; or

(ii)the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Eurocurrency Borrowing, the Adjusted ~~Eurocurrency~~LIBO Rate, the LIBO Rate, the Adjusted EURIBO Rate or the ~~Eurocurrency~~EURIBO Rate, as applicable, for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable currency and such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective and (ii) the Borrower may revoke any pending request for a Eurocurrency Borrowing or, failing that, (x) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing or (y) if any Borrowing Request requests a Eurocurrency Borrowing ~~in a Foreign Currency~~denominated in Pounds Sterling or Euro, then the ~~Eurocurrency Rate~~Adjusted LIBO Rate or the Adjusted EURIBO Rate, as applicable, for such Eurocurrency Borrowing shall be the alternative rate determined (and agreed to in writing) by the Company, the Required Lenders and the Administrative Agent; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b)Notwithstanding the foregoing, if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.14(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.14(a)(i) have not arisen but any of (w) the supervisor for the administrator of the ~~Eurocurrency Screen~~Relevant Rate has made a public statement that the administrator of the ~~Eurocurrency Screen~~Relevant Rate is insolvent (and there is no successor administrator that will continue publication of the ~~Eurocurrency Screen~~Relevant Rate), (x) the administrator of the ~~Eurocurrency Screen~~Relevant Rate has made a public statement identifying a specific date after which the ~~Eurocurrency Screen~~Relevant Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the

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~~Eurocurrency Screen~~Relevant Rate), (y) the supervisor for the administrator of the ~~Eurocurrency Screen~~Relevant Rate has made a public statement identifying a specific date after which the ~~Eurocurrency Screen~~Relevant Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the ~~Eurocurrency Screen~~Relevant Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the ~~Eurocurrency Screen~~Relevant Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the ~~Eurocurrency~~Relevant Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes (including, without limitation, the modification or replacement of clause (c) set forth in the definition of “Base Rate”) to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders (along with the amendment to this Agreement giving effect to the changes hereto in respect of such alternate rate of interest), a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 2.14(b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.14(b), only to the extent the ~~Eurocurrency Screen~~Relevant Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (y) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (z) if any Borrowing Request requests a Eurocurrency Borrowing in a Foreign Currency, then such request shall be ineffective.

SECTION 2.15.    Increased Costs. (a) If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted ~~Eurocurrency~~LIBO Rate or Adjusted EURIBO Rate, as applicable) or the Issuing Banks;

(ii)impose on any Lender or the Issuing Banks or the London or other applicable offshore interbank market for the applicable currency any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)subject the Administrative Agent, any Lender, the Issuing Banks or any other recipient of any payments to be made by or on account of any obligation of any Borrower hereunder to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes or (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Person of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan or to

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increase the cost to such Person of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Person hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to such Person, upon receipt of a written request therefor, such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered as reasonably determined by such Person (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and amounts charged by such Person to such Borrower shall be consistent with amounts charged to similarly situated customers (as reasonably determined by such Person) of the applicable Person under agreements having provisions similar to this Section 2.15).

(b)If any Lender or the Issuing Banks determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Banks, to a level below that which such Lender or the Issuing Banks or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or the Issuing Banks, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Banks or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)A certificate of a Lender or the Issuing Banks or other applicable Person setting forth the amount or amounts necessary to compensate such Lender or the Issuing Banks or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (and setting forth in reasonable detail the manner in which such amount or amounts have been determined) shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay, or cause the Dutch Borrower to pay, such Lender or the Issuing Banks, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Failure or delay on the part of any Lender or the Issuing Banks to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Banks pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Banks, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (~~a~~i) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (~~b~~ii) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (~~c~~iii) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (~~d~~iv) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense (but excluding loss of anticipated profits)

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attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (ix) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted ~~Eurocurrency~~LIBO Rate or the Adjusted EURIBO Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (~~ii~~y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant ~~currency~~Agreed Currency of a comparable amount and period from other banks in the ~~Eurocurrency~~applicable offshore market for such Agreed Currency. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17.    Taxes.

(a)Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes. If any applicable laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Borrower, then the Administrative Agent or such Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below; provided that if any deduction or withholding is made on account of any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the applicable Borrower shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.17(a)) the Administrative Agent, Lender, Issuing Bank or any other Recipient (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Borrower shall make such deductions or withholdings and (iii) such Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)In addition, the applicable Borrower shall pay any Other Taxes imposed on or incurred by the Administrative Agent, a Lender, the Issuing Banks or other Recipient to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of Other Taxes.

(c)The applicable Borrower shall indemnify the Administrative Agent, each Lender, the Issuing Banks and each other Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender, the Issuing Bank or such Recipient, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17(c)) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)As soon as practicable after any payment of any Taxes by any Borrower to a Governmental Authority, the Company shall deliver or cause to be delivered to the Administrative Agent

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ANNEX B

Attached

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Dollars ~~or Pounds Sterling~~ for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” of the Administrative Agent means, for any currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as of any determination, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified as of such determination.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $2,000,000,000.

“Agreed Currencies” means Dollars and each Alternative Currency.         “Agreement” means this Credit Agreement.
“Alternative Currency” means (i) Euro, (ii) Pounds Sterling and (iii) any other currency (other than Dollars) that is approved in accordance with Section 1.07.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Banks, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Amendment No. 1 Effective Date” means April 7, 2020. “Amendment No. 2 Effective Date” means October 28, 2020.
“Amsterdam Campus” means the office building under construction in Amsterdam, the Netherlands, and currently designated as the future headquarters of Booking.com.

“Amsterdam Campus Disposition” means any sale, disposition or other transfer of the Amsterdam Campus.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitment represented by such Lender’s Commitment subject to adjustment as provided in Section 2.23. If the commitment of each Lender to make Loans and the obligation of the Issuing Banks to make LC Credit Extensions have been terminated or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and, subject to Section 2.23, to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan, any RFR Loan or any ABR Revolving Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, “Eurocurrency Spread”, “RFR Spread” or “ABR Spread”, as the case may be, based upon the Category applicable on such date:

For purposes of the foregoing,

(a)(i) Category I, Ratings Level A and Leverage Level 1 are equivalent and correspond to each other, and they are the highest levels for purposes of the Applicable Rate, (ii) Category II, Ratings Level B and Leverage Level 2 are equivalent and correspond to each other, and they are the second highest levels for purposes of the Applicable Rate, (iii) Category III, Ratings Level C and Leverage Level 3 are equivalent and correspond to each other, and they are the third highest levels for purposes of the Applicable Rate, (iv) Category IV, Ratings Level D and Leverage Level 4 are equivalent and correspond to each other, and they are the fourth highest levels for purposes of the Applicable Rate, (v) Category V, Ratings Level E and Leverage Level 5 are equivalent and correspond to each other, and they are the fifth highest levels for purposes of the Applicable Rate and (vi) Category VI, Ratings Level F and Leverage Level 6 are equivalent and correspond to each other, and they are the lowest levels for purposes of the Applicable Rate;

(b)at any time of determination, the Pricing Category shall be determined by reference to the higher of the Leverage Level and the Ratings Level then in effect; provided that, solely to the extent the Ratings Level is two or more levels below the Leverage Level, the Pricing ~~Level~~Category shall be a single level above the Ratings Level;

(c)if at any time the Company fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category VI shall be deemed applicable for the period commencing three (3) Business Days after such required date of delivery and ending on the date which is three (3) Business Days after such Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(d)except as provided below, adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request for a Borrowing, pursuant to Section 2.03 or 2.05, which shall be substantially in the form of Exhibit F-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower and in accordance with Section 2.03.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit G-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit G-2.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, “Business Day” means (i) in relation to the calculation or computation of LIBOR, any day (other than a Saturday or a Sunday) on which banks are open for business in London ~~and~~, (ii) in relation to Loans denominated in Euro and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day and (iii) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in Pounds Sterling, any such day that is also an RFR Business Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Rate applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (c) any other Alternative Currency determined after the Effective

Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) 0%; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means for any Loan denominated in (a) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the last five (5) RFR Business Days for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling on the last RFR Business Day in such period, (b) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBO Rate for the last five (5) Business Days for which the EURIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBO Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro on the last Business Day in such period and (c) any other Alternative Currency determined after the Effective Date, an adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBO Rate on any day shall be based on the EURIBO Screen Rate on such day at approximately the time referred to in the definition of such term for a maturity of one month (or, in the event the EURIBO Screen Rate is not available for such maturity of one month, shall be based on the EURIBO Interpolated Rate as of such time); provided that if such rate shall be less than zero, such rate shall be deemed to be zero.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) during any period of 12 consecutive months, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (d) to the extent the Dutch Subsidiary becomes a Borrower hereunder, the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of the Dutch Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or
(c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to

(iii) any similar event

which, in relation to (i), (ii) and (iii), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Alternative Currency into an account designated by the Administrative Agent or the Issuing Banks and freely available to the Administrative Agent or the Issuing Banks.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12
C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.20.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an LC Credit
Extension.

“Credit Party” means the Administrative Agent, the Issuing Banks, the Swingline Lender or any other Lender.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) SONIA for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is a RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (b) 0%. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Company.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declining Lender” has the meaning assigned to such term in Section 2.25.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding a Loan (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Jurisdiction” means any country, region or territory that is the subject of any
Sanction.

“Disclosed Matters” shall mean matters disclosed in public filings as of ~~the Closing Date~~November 3, 2021 with the Securities and Exchange Commission made by the Borrower or any of its Subsidiaries.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary (other than a Subsidiary owned, directly or indirectly, by a controlled foreign corporation within the meaning of Section 957 of the Code) organized under the laws of a jurisdiction located in the United States of America.

any purposes under this Agreement. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (i) Taxes, that are imposed on or with respect to any payment made by or on account of any obligation of any Borrower hereunder, other than Excluded Taxes and (ii) Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not Guaranteed by any other Person or entity or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated June 2019 relating to the Company and the Transactions.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such RFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date, (c) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (~~c~~d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means as to each Eurocurrency Loan, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date one, three or six months thereafter, as selected by the Company in its Borrowing Request, or such other period that is twelve months or less requested by the Company and consented to by all the Lenders (subject to availability); provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period pertaining to a Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

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including all LC Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.06(m). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease Accounting GAAP Change” has the meaning assigned to such term in Section 1.04.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.06(b). “Leverage Ratio” has the meaning assigned to such term in Section 6.03(a).
“LIBO Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Dollars ~~or Pounds Sterling, as applicable~~ and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for ~~such currency~~Dollars) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for ~~such currency)~~Dollars) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Dollars ~~or Pounds Sterling, as applicable,~~ and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, ~~on the Quotation Day for such currency and~~two (2) Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”) with respect to ~~such currency~~Dollars then the LIBO Rate shall be the LIBO Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in Dollars ~~or Pounds Sterling, as applicable,~~ and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for ~~such currency~~Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters

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“Pounds Sterling” and “£” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means on a basis in accordance with GAAP and Regulation S-X.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 5.01.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.20.

~~“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling, the first day of such Interest Period, and (ii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurocurrency Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).~~

“Recipient” means the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder.

“Register” has the meaning set forth in Section 9.04.

“Regulation S-X” means Regulation S-X promulgated pursuant to the Securities Act (as such regulation is in effect on the Effective Date).

“Related Parties” means, with respect to any specified Person, such Person’s subsidiaries, directors, officers, employees, agents or controlling person of such Person.

“Relevant Rate” means (i) with respect to any Eurocurrency Borrowing denominated in Dollars ~~or Pounds Sterling~~, the LIBO Rate ~~or~~, (ii) with respect to any Eurocurrency Borrowing denominated in Euro, the EURIBO Rate or (iii) with respect to any Borrowing denominated in Pounds Sterling, the Daily Simple RFR, as applicable.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that

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have not been reallocated to and funded by another non-Defaulting Lender shall be deemed to be held by the Lender that is the Swingline Lender or Issuing Banks, as the case may be, in making such determination.
“Reuters” means Thomson Reuters Corp., Refinitiv or any successor thereto.

“Responsible Officer” means (a) the chief executive officer, president, chief financial officer, general counsel, any executive vice president, treasurer, assistant treasurer or controller of a Borrower, (b) solely for purposes of the delivery of incumbency certificates pursuant to Article IV or notices pursuant to Article II, the secretary or any assistant secretary of a Borrower, and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Restricted Payment” has the meaning assigned to it in Section 6.06.

“Restricted Period” means the period commencing on the Amendment No. 2 Effective Date and ending on the Restricted Period Termination Date.

“Restricted Period Termination Date” means the earlier of (i) the date on which Financials for the fiscal quarter of the Company ending June 30, 2023 have been delivered to the Administrative Agent pursuant to Section 5.01, together with the compliance certificate required by Section 5.01(c) demonstrating that the Company was in compliance with Section 6.03(a) as of the end of such fiscal quarter and (ii) the date on which the Company (x) delivers Financials to the Administrative Agent for any fiscal quarter of the Company ending after the Amendment No. 2 Effective Date, together with the compliance certificate required by Section 5.01(c) demonstrating that the Company was in compliance with Section 6.03 for such fiscal quarter as such Section 6.03 was in effect on the date immediately prior to the Amendment No. 1 Effective Date, as of the end of such fiscal quarter (i.e., the Leverage Ratio was equal to or less than 4.00 to 1.00 for such fiscal quarter) and (y) notifies the Administrative Agent in writing that it elects to end the Restricted Period.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Borrowing denominated in an Alternative Currency or an RFR Borrowing and (ii) each date of a continuation of a Eurocurrency Loan denominated in an Alternative Currency pursuant to Section 2.04; (b) with respect to any Letter of Credit, each of the following:
(i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Banks under any Letter of Credit denominated in an Alternative Currency and (iv) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Effective Date; and (c) with respect to all outstanding Credit Events each of the following: (i) on and as of the first Business Day of each calendar month and (ii) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

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“Revolving Loan” means a Loan made pursuant to Section 2.01.

“RFR” means SONIA.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts, in each case denominated in Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR.”

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any comprehensive economic sanction, embargo, or trade restrictive measure administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council and the European Union or Her Majesty’s Treasury (“HMT”).

“Securitization” means the securitization by the Company or any Subsidiary of accounts receivable or other assets.

“Securitization Subsidiary” means a wholly-owned Subsidiary of the Company created solely for purposes of effectuating a Securitization, the activities and assets of which are limited solely to such purpose and assets, and the organizational documents of which contain customary bankruptcy-remote provisions.

“Significant Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

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“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, as of any determination, any subsidiary of the Company as of such determination.

“Supported QFC” has the meaning assigned to it in Section 9.20.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder.

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“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Swingline Request” means a request of a Swingline Loan pursuant to Section 2.05(b), which shall be substantially in the form of Exhibit F-2 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower and in accordance with Section 2.05.

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other Credit Extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBO Rate ~~or~~, the Base Rate, the Central Bank Rate or the Daily Simple RFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” and “U.S.” mean the United States of America. “Unreimbursed Amount” has the meaning specified in Section 2.06(f).
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.20.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time

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under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing” or an “RFR Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any definition of or reference to any law, statute, rule or regulation shall, unless otherwise specified, be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws). In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding the foregoing, for purposes of this Agreement (other than Section 5.01) GAAP shall be determined without giving effect to any change thereto occurring after December 31, 2018 as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease or similar agreement as a capital lease where such lease or similar agreement was not required to be so treated under GAAP as in effect on December 31, 2018 (any such change being referred to herein as a “Lease Accounting GAAP Change”); provided, further, that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The Administrative

Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of financial covenant, amounts and ratios referred to herein shall be calculated (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05.    Interest Rates; LIBOR Notification.    The interest rate on a Loan denominated in an Agreed Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of all seven Euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month ~~Pound~~Pounds Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1-month, 3-month and 6-month ~~Pound~~Pounds Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.14(b) of this Agreement, such Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Company, pursuant to Section 2.14, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to the Daily Simple RFR, LIBOR, EURIBOR or other rates in the definition of “LIBO Rate” (or “EURIBO Rate”, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.14(b), will be similar to, or produce the same value or economic equivalence of, the Daily Simple RFR, the LIBO Rate (or the EURIBO Rate, as applicable) or have the same volume or liquidity as did LIBOR (or the euro interbank offered rate (“EURIBOR”), as applicable) prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any Daily Simple RFR, any alternative, successor or alternative rate and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any RFR, Daily Simple RFR or any rate with respect to any Eurocurrency Loan, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06. Currency Equivalents Generally. For the purposes of determining compliance with Section 6.01 with respect to any amount of Indebtedness or investment in Euro, Pounds Sterling~~, Japanese Yen~~ and any other hard currency (other than Dollars) which is freely traded and convertible into Dollars in the London interbank market and for which the Dollar Equivalent thereof can be readily calculated, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or investment is incurred.

SECTION 1.07.    Additional Alternative Currencies.

(a)The Company may from time to time request that Eurocurrency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Issuing Banks.

(b)Any request for an Alternative Currency pursuant to clause (a) above shall be made to the Administrative Agent not later than 11:00 a.m., 4 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Banks, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Banks thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Loans) or the Issuing Banks (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., 2 Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)Any failure by a Lender or the Issuing Banks, as the case may be, to respond to such request for an Alternative Currency within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Banks, as the case may be, to permit Eurocurrency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be

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ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing to any Swingline Loans outstanding pursuant to Section 2.10(a)) in (a) subject to Sections 2.04 and 2.11(b), the Dollar Equivalent of such Lender’s Revolving Credit Exposure exceeding the Dollar Equivalent of such Lender’s Commitment, (b) subject to Sections 2.04 and 2.11(b), the sum of the total Dollar Equivalent of the Revolving Credit Exposures exceeding the Aggregate Commitment or (c) subject to Sections 2.04 and 2.11(b), the Dollar Equivalent of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow under this Section 2.01, prepay under Section 2.11, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurocurrency Loans, as further provided herein.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several as set forth in Section 2.27. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(a)Subject to Section 2.14, each Revolving Borrowing shall be comprised (i) in the case of Borrowings in Dollars, entirely of ABR Loans or Eurocurrency Loans and (ii) in the case of Borrowings in any other Agreed Currency, entirely of Eurocurrency Loans or RFR Loans, as applicable, in each case of the same Agreed Currency, as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Swingline Loan shall be an ABR Loan. Subject to the provisions of Section 2.19(a), each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(b)At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency 5,000,000 units of such currency). At the time that each ABR Revolving Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate Dollar Equivalent amount that is an integral multiple of $1,000,000 and not less than $3,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there

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shall not at any time be more than a total of twelve (12) Eurocurrency Revolving Borrowings or RFR Borrowings outstanding.

(c)Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)The initial borrowing from any Lender to the Dutch Borrower shall be at least
€50,000 (or its equivalent in another currency) or any other amount that will from time to time be applicable under Section 3(2) under a and/or b of the Dutch Decree on Definitions Wft (Besluit definitiebepalingen Wft), or, if it is less, that Lender shall confirm in writing to the Dutch Borrower that it is a professional market party within the meaning of the FSA.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) (a) (i) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 12:00 noon, New York City time, three (3) Business Days ~~and~~, (ii) in the case of a Eurocurrency Borrowing denominated in Euro ~~or Pounds Sterling~~, not later than 12:00 noon, New York City time, four (4) Business Days and (iii) in the case of an RFR Borrowing, not later than 12:00 noon, New York City time, five (5) RFR Business Days, in each case before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the name of the applicable Borrower;

(ii)the aggregate amount of the requested Borrowing;

(iii)the date of such Borrowing, which shall be a Business Day;

(iv)whether such Borrowing is to be an ABR Borrowing ~~or~~, a Eurocurrency Borrowing or an RFR Borrowing;

(v)in the case of a Eurocurrency Borrowing, the currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.    Determination of Dollar Equivalents.

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(a)The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Exchange Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and outstanding amount of all outstanding LC Obligations denominated in Alternative Currencies. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating the financial covenant hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan, a Borrowing or prepayment of an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Loan, RFR Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Dollar Equivalent (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

SECTION 2.05.    Swingline Loans.

(a)Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000, (ii) the Swingline Lender’s Revolving Credit Exposure exceeding its Commitment or (iii) the Dollar Equivalent of the Total Credit Exposure exceeding the Aggregate Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.
(b)To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by irrevocable written notice (via a written Swingline Request signed by the Company), not later than 12:00 noon on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to an account of the Company with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m. on the requested date of such Swingline Loan.

(c)The Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon on a Business Day, no later than 5:00 p.m. on such Business Day and if received after 12:00 noon on a Business Day, no later

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inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control; provided, however, if an Issuing Bank is requested to issue Letters of Credit with respect to a jurisdiction such Issuing Bank deems, in its reasonable judgment, may at any time subject it to a New Money Credit Event or a Country Risk Event, the Company shall, at the request of the Issuing Bank, guaranty and indemnify the Issuing Bank against any and all costs, liabilities and losses resulting from such New Money Credit Event or Country Risk Event, in each case in a form and substance reasonably satisfactory to the Issuing Bank.

(b)Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Company shall hand deliver, facsimile (or transmit by other electronic communication (e.g. “pdf” or “tif”), if arrangements for doing so have been approved by the Issuing Banks) to the applicable Issuing Bank and the Administrative Agent (no later than 11:00 a.m. at least two Business Days prior to the proposed issuance date (or such later date and time as the Administrative Agent and the applicable Issuing Bank may agree in a particular instance in their sole discretion)) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and (A) specifying the date of issuance, amendment or extension (which shall be a Business Day), (B) the amount and currency thereof; (C) the expiry date thereof (which shall comply with paragraph (c) of this Section); (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, (G) the purpose and nature of the requested Letter of Credit, and (H) such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Company shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the Issuing Bank and using the Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Equivalent of the LC Exposure shall not exceed $80,000,000, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Equivalent of the total Revolving Credit Exposures shall not exceed the Aggregate Commitment, (iii) subject to Sections 2.04 and 2.11(b), the Dollar Equivalent of the sum of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit, (iv) the Dollar ~~Amount~~Equivalent amount of each Lender’s Revolving Credit Exposure shall not exceed such Lender’s Commitment and (v) subject to Sections 2.04 and 2.11(b), following the effectiveness of any Maturity Date Extension Request, the Dollar Equivalent of the LC Exposure in respect of all Letters of Credit having an expiration date after the second Business Day prior to the Existing Maturity Date shall not exceed the Aggregate Commitment of the Consenting Lenders extended pursuant to Section 2.25.

(c)Conditions. An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular;

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(i)the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender and Issuing Bank (if applicable) of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period ~~(i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in Euro or Pounds Sterling~~, such Borrowing shall automatically continue as a Eurocurrency Revolving Borrowing in the same ~~Alternative Currency~~currency with an Interest Period of one month ~~unless (x) such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11 or (y) the applicable Borrower shall have given the Administrative Agent an Interest Election Request requesting that, at the end of such Interest Period, such Eurocurrency Borrowing continue as a Eurocurrency Borrowing for the same or another Interest Period~~. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, (x) each Eurocurrency Revolving Borrowing in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (~~iii) unless repaid,~~y) each Eurocurrency Revolving Borrowing in Euro ~~or Pounds Sterling shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.~~shall bear interest at the Central Bank Rate for Euro plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Euro cannot be determined, any outstanding affected Eurocurrency Loans denominated in Euro shall either be (A) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of Euro) at the end of the Interest Period therefor or (B) prepaid at the end of the applicable Interest Period in full; provided that if no election is made by the relevant Borrower by the earlier of (x) the date that is three (3) Business Days after receipt by such Borrower of such

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notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Loan, such Borrower shall be deemed to have elected clause (A) above.

SECTION 2.09.    Termination and Reduction of Commitments.

(a)Unless previously terminated, the Commitments shall terminate on the Maturity
Date.

(b)The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Equivalent of the sum of the Revolving Credit Exposures would exceed the Aggregate Commitment.

(c)The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section not later than 11:00 a.m. three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent.    Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10.    Repayment of Loans; Evidence of Debt.

(a)Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan and (ii) in the case of the Company, to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three (3) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Company shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Alternative Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

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(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender, any Issuing Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)Any Lender may request that Loans made by it to any Borrower be evidenced by a Note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a Note. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Note in such form payable to the payee and its registered assigns.

SECTION 2.11.    Prepayment of Loans.

(a)Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice (by facsimile or other electronic means (e.g. “pdf” or “tif”)) of any prepayment hereunder (i) (x) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., New York City Time, three (3) Business Days before the date of prepayment and (y) in the case of prepayment of an RFR Borrowing, not later than 12:00 noon, New York City time, five (5) RFR Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b)If at any time, (i) other than as a result of fluctuations in currency exchange rates,
(A) the sum of the aggregate principal Dollar Equivalent of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Revaluation Date with respect to each such Credit Event) exceeds the Aggregate Commitment or (B) the sum of the aggregate principal Dollar Equivalent of all of the outstanding Revolving Credit Exposures denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent Revaluation Date with respect to each such Credit Event, exceeds the Foreign Currency Sublimit or (x) solely as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Equivalent of all of the Revolving Credit Exposures (so calculated) exceeds 105% of the Aggregate Commitment, (B) the Foreign Currency Exposure, as of the most recent Revaluation Date with respect to each such Credit Event, exceeds 105% of the Foreign Currency Sublimit or (C) the sum of the aggregate principal Dollar Equivalent of all of the LC Exposures (so calculated) exceeds 105% of $70,000,000, the Borrowers shall in each case immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(k), as applicable, in an

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commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13.    Interest.

(a)The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Base Rate plus the Applicable Rate.

(b)The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate. Each RFR Loan shall be interest at a rate per annum equal to the Daily Simple RFR plus the Applicable Rate.

(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)Interest computed by reference to the LIBO Rate ~~(other than with respect to Borrowings denominated in Pounds Sterling)~~ or the EURIBO Rate hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the ~~LIBO Rate with respect to Pounds Sterling~~Daily Simple RFR or the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Base Rate, Adjusted LIBO Rate, LIBO Rate, Adjusted EURIBO Rate ~~or~~, EURIBO Rate or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)Interest in respect of Loans denominated in Dollars shall be paid in Dollars, and interest in respect of Loans denominated in a Foreign Currency shall be paid in such Foreign Currency.

SECTION 2.14.    Inability to Determine Rates.

(a)If:

(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Eurocurrency Borrowing, that adequate and reasonable means do not exist for

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ascertaining the Adjusted LIBO Rate, the LIBO Rate, the Adjusted EURIBO Rate or the EURIBO Rate, as applicable (including because the LIBO Screen Rate or the EURIBO Screen Rate, as applicable, is not available or published on a current basis), for the applicable currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR or RFR; or

(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Eurocurrency Borrowing, the Adjusted LIBO Rate, the LIBO Rate, the Adjusted EURIBO Rate or the EURIBO Rate, as applicable, for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR or RFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective and (ii) the applicable Borrower may revoke any pending request for a Eurocurrency Borrowing or, failing that, (x) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing or
(y)if any Borrowing Request requests a Eurocurrency Borrowing ~~denominated in Pounds Sterling or Euro, then the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as applicable, for such Eurocurrency Borrowing shall be the alternative rate determined (and agreed to in writing) by the Company, the Required Lenders and the Administrative Agent~~in an Alternative Currency or an RFR Borrowing, then such request shall be ineffective or, at the Borrower’s option, converted to a request for a Borrowing bearing interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted. Furthermore, if any Eurocurrency Loan or RFR Loan is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to the Adjusted LIBO Rate, the LIBO Rate, the Adjusted EURIBO Rate, the EURIBO Rate, the Daily Simple RFR or the RFR, as applicable, that is applicable to such Eurocurrency Loan or RFR Loan, then until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (1) with respect to any Eurocurrency Loan, (I) if such Eurocurrency Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Eurocurrency Loan (or the next succeeding Business Day if such day is not a Business Day), such Eurocurrency Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day and (II) if such Eurocurrency Loan is denominated in Euro, then such Eurocurrency Loan shall, on the last day of the Interest Period applicable to such Eurocurrency Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for Euro plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Euro cannot be determined, any outstanding affected Eurocurrency Loans denominated in Euro shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Eurocurrency Loan, such Eurocurrency Loan denominated in Euro shall be deemed to be a Eurocurrency Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of Euro) and shall accrue interest at the same interest rate

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applicable to Eurocurrency Loans denominated in Dollars at such time or (2) with respect to any RFR Loan, then such RFR Loan shall bear interest at the Central Bank Rate for Pounds Sterling plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Pounds Sterling cannot be determined, any outstanding affected RFR Loans, at the applicable Borrower’s election, shall either (x) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of Pounds Sterling) immediately or (y) be prepaid in full immediately.

(b) Notwithstanding the foregoing, if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.14(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.14(a)(i) have not arisen but any of (w) the supervisor for the administrator of the Relevant Rate has made a public statement that the administrator of the Relevant Rate is insolvent (and there is no successor administrator that will continue publication of the Relevant Rate), (x) the administrator of the Relevant Rate has made a public statement (1) identifying a specific date after which the Relevant Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Relevant Rate) or (2) announcing that the Relevant Rate is no longer, or as of a specified future date will no longer be, representative, (y) the supervisor for the administrator of the Relevant Rate has made a public statement (1) identifying a specific date after which the Relevant Rate will permanently or indefinitely cease to be published or (2) announcing that the Relevant Rate is no longer, or as of a specified future date will no longer be, representative or (z) the supervisor for the administrator of the Relevant Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Relevant Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the Relevant Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes (including, without limitation, the modification or replacement of clause (c) set forth in the definition of “Base Rate”) to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders (along with the amendment to this Agreement giving effect to the changes hereto in respect of such alternate rate of interest), a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 2.14(b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.14(b), only to the extent the Relevant Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (y) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and
(z) if any Borrowing Request requests a Eurocurrency Borrowing in a Foreign Currency or an RFR Borrowing, then such request shall be ineffective. or, at the Borrower’s option, converted to a request for a Borrowing bearing interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that if the circumstances giving rise to such determination affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

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certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)Unless required by applicable ~~Laws~~laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Banks, or have any obligation to pay to any Lender or the Issuing Banks, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Issuing Bank, as the case may be. If the Administrative Agent or a Lender determines, in good faith that it has received a refund of any Taxes as to which it has been indemnified by the relevant Borrower or with respect to which the relevant Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(g)Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the relevant Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the relevant Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document (including any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register) and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(g) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (g).

(h)If a payment made to a Lender under this Agreement would be subject to
U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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being understood that any travel related or on-line business shall be considered to be such a same or similar line of business).

(c) The Company will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date.

SECTION 6.03.    Financial Covenant.

(a)Maximum Leverage Ratio. The Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after June 30, 2019 (excluding, solely to the extent that the Restricted Period has not been terminated by the Company pursuant to the terms of clause (ii) of the definition of Restricted Period Termination Date, in which case the exclusion in this parenthetical shall be immediately null and void and of no further force or effect upon the occurrence of such termination, the fiscal quarters of the Company ending June 30, 2020, September 30, 2020, December 31, 2020, March 31, 2021, June 30, 2021, September 30, 2021, December 31, 2021 and March 31, 2022, it being understood and agreed that if the Restricted Period has been so terminated by the Company, then (I) the financial covenant under this Section 6.03(a) shall immediately cease to be so excluded and shall instead be so tested on each fiscal quarter of the Company ending on and after such Restricted Period Termination Date and (II) this Section 6.03(a) shall be immediately and automatically amended, without further action, consent or notice on the part of any Person party to this Agreement, so that the maximum Leverage Ratio permitted under this Section 6.03 for any fiscal quarter ending on or after the Restricted Period Termination Date shall be 4.00 to 1.00), of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than (A) 5.25 to 1.00 for the fiscal quarter ending June 30, 2022, (B) 5.00 to 1.00 for the fiscal quarter ending September 30, 2022, (C) 4.75 to 1.00 for the fiscal quarter ending December 31, 2022, (D) 4.50 to 1.00 for the fiscal quarter ending March 31, 2023 and (E) 4.00 to 1.00 for the fiscal quarter ending June 30, 2023 and each fiscal quarter ending thereafter.

(b)Minimum Liquidity. During the period from and after the Amendment No. 1 Effective Date through and including March 31, 2022, the Company will at all times maintain Liquidity in an amount equal to or greater than the Minimum Liquidity Amount.

SECTION 6.04. Sanctions. Other than activities or transactions eligible for exemptions or authorizations issued by relevant sanctions authorities, the Company will not directly, or, to the knowledge of the Company, indirectly use, or make available, the proceeds of any Credit Extension to fund any activities of or business with any individual or entity or in any Designated Jurisdiction, that, at the time of such funding is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transactions, whether as Lender, Joint Lead Arranger, Administrative Agent, Issuing Bank, Swingline Lender or otherwise) of Sanctions.

SECTION 6.05. Anti-Corruption Laws. The Company will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

SECTION 6.06. Restricted Payments. During the Restricted Period, the Company (i) will not declare or make, or agree to pay or make, directly or indirectly, any cash dividend or other cash distribution and (ii) will not, and will not permit any of its Subsidiaries to, make share repurchases with respect to the Company’s shares (the actions described in the foregoing clauses (i) and (ii), collectively, the “Restricted Payments”), except the Company and its Subsidiaries may make Restricted Payments so

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right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any other Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Joint Lead Arrangers, Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph. Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

SECTION 8.09.    Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

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(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause
(a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that none of the Administrative Agent, any Joint Lead Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, or any documents related to hereto or thereto).

ARTICLE IX

Miscellaneous

SECTION 9.01.    Notices.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic means (e.g. “pdf” or “tif”) as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Company, to it at Booking Holdings Inc., 800 Connecticut Avenue, Norwalk, Connecticut 06854,

Attention of Douglas Tropp, Vice President, Corporate Treasurer (Telephone No. 203-299-8313; e-mail: douglas.tropp@bookingholdings.com); and

(ii)Attention Peter J. Millones Esq., Executive Vice President and General Counsel (Fax No. (203)    299-8915;    Telephone    No.    (203)    299-8398;    e-mail: ~~peter.millones@bookingholdings.com~~peter.millones@bookingholdings.com) if to the Dutch Borrower, to it at Booking.com B.V. Postbus 1639, Rembrandtplein 29-45, Amsterdam, 1017CT, Netherlands, Attention of ~~Marcela Martin, Chief Financial~~Sue D’Emic, SVP and Chief Accounting Officer (~~Telephone No. +31207243758;~~ e-mail: ~~marcela.martin@booking~~sue.demic@bookingholdings.com);

with a copy to Franco Motta, Director of Treasury, Telephone No. +31207133596; e-mail: franco.motta@booking.com); and

Peter J. Millones Esq., Executive Vice President and General Counsel (Fax No. (203) 299-8915; Telephone No. (203) 299-8398; e-mail: peter.millones@bookingholdings.com);

(iii)if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 S. Dearborn, Chicago, Illinois 60603, Attention of Leonida Mischke (Fax No. (844) 490-5663; Telephone No.
(312) 385-7055; email: jpm.agency.cri@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, 43rd Floor, New York, New York 10017, Attention of Daglas

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Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in the case of a subpoena or similar legal process, such disclosing party agrees to inform the Company promptly thereof to such disclosure to the extent not prohibited by law, rule or regulation so that the Company may seek, at its own expenses, an appropriate protective order or other remedy and the disclosing party shall cooperate with the Company, at the Company’s sole cost and expenses to obtain such protective order), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Affiliates or Related Parties) to any Securitization, swap, derivative or other transaction under which payments are to be made by reference to any of the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Banks or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than (x) any such information that is available to the Administrative Agent, any Lender or the Issuing Banks on a nonconfidential basis prior to disclosure by the Company or any Subsidiary and (y) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry after the execution of this Agreement is disclosed by the Company in its public filings (it being understood and agreed and the Company will promptly after the Effective Date so disclose this Agreement in its public filings). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the Lenders and the Issuing Banks (a) acknowledges that the Information may include material non-public information concerning the Company, a Subsidiary, their Related Parties or their respective securities, as the case may be, (b) represents and warrants that it has developed compliance procedures regarding the use of material non-public information and (c) covenants and agrees that it will handle such material non-public information in accordance with such internal compliance procedures and applicable law, including United States Federal and state securities ~~Laws~~laws.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE DUTCH BORROWER AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE

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